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Exhibit (b) Press Release issued by the Company on October 2, 1995.

         CPC Vice President Bernard H. Kastory, formerly president of CPC's Corn Refining Business, has been named chairman and chief executive officer of the newly formed CPC Baking Business. CPC Vice President Samuel C. Scott, president of Corn Products, the company's North American corn refining division, has been named president of the CPC Corn Refining Business, succeeding Kastory. John J. Langdon, who had been president of CPC's Best Foods Baking Group, has been named president and chief operating officer of the new baking business.

         Mr. Kastory, 50, joined CPC in 1967 and progressed through a series of assignments in operations, finance, and general management before being named vice president, technology, for the Corn Refining Business in 1989. He was named president of the Corn Refining Business and elected a corporate officer in 1992.

         Mr. Scott, 51, remains president of Corn Products, in addition to becoming president of the CPC Corn Refining Business. He joined Corn Products in 1973 and progressed through a series of assignments in sales, marketing, and business management. He was named president of Corn Products in 1989 and was elected a corporate officer in 1991.

         Mr. Langdon, 55, joined CPC in 1992 as president of the Best Foods Baking Group. Previously he was senior vice president and group general manager of the Western region for the General Foods Baking Companies, a unit of Kraft/General Foods. Mr. Langdon was with Kraft/General Foods for 11 years and before that served 13 years in the baking operations of Sara Lee.

         The newly formed CPC Baking Business combines the Entenmann's sweet baked products, Freihofer's sweet baked products and breads, Oroweat breads, and Boboli Italian bread shells businesses purchased from Kraft Foods, Inc., with CPC's baking business, which includes Thomas' English muffins, Arnold and Brownberry breads, and Sahara pita breads. CPC's sales of specialty baking products now total approximately $1.7 billion, making the company the largest producer of fresh premium bakery products in the United States.

         The purchase of the business from Kraft, a wholly-owned subsidiary of the Philip Morris Companies Inc., was completed today. CPC announced August 7 that it had agreed to purchase the business, with sales of approximately $1.2 billion, for $865 million.





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         CPC's Corn Refining Business had sales of $1.2 billion in 1994. With operations in 17 countries, chiefly in North America and Latin America, CPC is one of the world's largest corn refiners. Its operations produce starches, sweeteners, oils, and other products used in more than 60 basic industries, including the baking, beverage, paper, and pharmaceutical businesses.





ABOUT CPC INTERNATIONAL: CPC International Inc., is among the largest U.S. food companies and ranks as one the 100 largest industrial companies in the U.S., with sales prior to the recent baking acquisition of about $8 billion in the current year. In 1994, consumer foods accounted for 84% of the company's total sales. Best known among CPC's U.S. products are: Hellmann's and Best Foods mayonnaise, Mazola corn oil and margarine, Skippy peanut butter, Thomas' English muffins, Arnold breads, Mueller's pasta products, Karo syrup, and Knorr soups, sauces, and bouillons. Deriving more than 60% of its sales from operations outside the U.S. in 1994, CPC is one of the nations most international food companies. CPC is also one of the largest corn refiners, with operations in North America and Latin America. Worldwide, CPC International has operations in 60 countries.